Exhibit 10.1

EMPLOYMENT AGREEMENT ADDENDUM

THIS ADDENDUM is made and entered into as of the 27th day of September, 2011, by and between MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (the “Company”), and William H. Hastings, an individual residing at 2 Thurston Lane, Falmouth, Maine 04105 (the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee has been serving as the Company’s President and Chief Executive Officer pursuant to an Employment Agreement between the parties dated February 3, 2009 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee (the “Parties”) desire to enter into this addendum (the “Addendum”) to amend the terms and conditions of the Employment Agreement and the Employee’s employment; and

WHEREAS, the Parties also entered into Nonqualified Stock Option Award Agreement and a Nonqualified Stock Option Performance Award Agreement, both also dated February 3, 2009 (the “Option Agreements”) and the Parties desire to amend the terms of the Option Agreements as well;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Nomination as a Director. The Company’s Board of Directors (the Board”) will, at the upcoming 2011 Annual Meeting, nominate and support the Employee’s re-election as a director of the Company. The Company’s proxy statement issued before the Annual Meeting will report that the Board has nominated the Employee for re-election as a Director of the Company at the upcoming 2011 Annual Meeting. The Employee agrees to accept such nomination and to serve as a Director if elected.

2. Employment Status. As result of the Board’s decision to relocate the Company headquarters to Denver Colorado, the Employee has elected to resign as the CEO and President of the Company, which resignation shall take effect as of the date of this Addendum. Effective that same date, the Employee shall be employed by the Company as its “Senior Advisor for Business Development” to the Company. As Senior Advisor for Business Development, the Employee’s position responsibilities will be to seek out and assist in the development of new ventures and business opportunities for the Company, in a non-executive capacity. The Employee shall be entitled to receive the same compensation and benefits as set forth in the Employment Agreement for the remainder of the term of the Employment Agreement (through December 11, 2013).

3. Office Location. The Employee will not be required to relocate to Denver, Colorado or any other office location, but shall instead be permitted to work from his home office in Maine; provided that the Employee shall also report to and work out of the Company’s office in Portland, Maine as needed while such office remains in operation. The Company, at its expense, shall provide the Employee with office supplies and computer equipment, and other necessary and appropriate support, in order for the Employee to fulfill his position responsibilities. The Employee shall make himself reasonably available to travel on behalf of the Company as necessary in order to carry out the essential functions of his revised job responsibilities set forth in this Addendum.

4. Business Expenses. The Company will pay or reimburse in a timely manner for all business expenses incurred by the Employee (including without limitation expenses in traveling to Board meetings), subject to the Company’s policies regarding reimbursement for business expenses.

5. Reaffirmation of Employment Agreement. The Employee and the Company agree that none of the changes to the terms of his employment as mutually agreed to in this Addendum provides the Employee with “Good Reason” to terminate the Employment Agreement pursuant to Section 7(a) (i), (ii) or (iii) of the Employment Agreement. Except as expressly provided otherwise in this Addendum, the parties agree that all other terms of the Employment Agreement remain in full force and effect, including but not limited to, the renewal provisions set forth in Section 1.2 of the Employment Agreement.

6. Legal Fees. The Company shall promptly pay any reasonable legal fees and negotiation expenses incurred by the Employee since July 20, 2011 in connection with the proposed changes in his employment status and the Employment Agreement, and this Addendum. In addition, the Company agrees that with respect to future discussions between the Parties and negotiations regarding possible changes or extensions to the Employment Agreement, this Addendum and/or the Employee’s employment status, the Company shall promptly pay any reasonable expenses incurred by the Employee in connection therewith.

7. Amendment to Option Agreements. The Option Agreements are hereby amended as follows:

(a)	The Employee’s permitted period for exercise of his non-qualified stock options shall be as specified in Section 2(a) of the Option Agreements, provided that in no event shall the Options expire before December 31, 2015 (regardless of whether the Employee’s employment with the Company should terminate before that date for any reason).

(b)	In addition to the methods of exercise of the Options as specified in Section 2(b) of the Option Agreements, the Employee may, at the time of exercise, choose to pay some or all of the exercise price by surrender to the Company of any Company stock he already owns at the time of exercise, and the Company shall credit him for the surrendered shares at the closing price on the date tendered.

The Option Agreements shall otherwise remain in full force and effect. The Company further agrees that its approval of any 10b5-1 Plan(s) presented by the Employee shall not be unreasonably withheld or delayed.

8. Right of First Refusal. The Employee agrees that the Employee’s right to make a Disposition of his Option Shares (as such terms are defined below) in the Company shall be subject to the Company’s right of first refusal as set forth below.

(a)	The Employee shall give to the Company written notice of any proposed Disposition of his Option Shares, which notice shall set forth the number of Option Shares to be transferred and all other pertinent facts, including the identity of the proposed transferee, the price per share, the terms of payment, and any conditions to the proposed transferee’s obligation to acquire the Option Shares.

(b)	Following the date such notice is received by the Company (the “Notice Date”), the Company shall have five (5) business days within which to purchase all, but not less than all, of the offered Option Shares on the terms set forth in the notice. Acceptance shall be made by written notice to the Employee within such five day period.

(c)	The closing of any purchase of Option Shares by the Company pursuant to this right of first refusal shall occur as soon as practicable, but in no event later than fifteen (15) days after the Notice Date. At such closing, the Company shall deliver the requisite payment, and the Employee shall deliver such documentation as reasonably required by the Company in order to complete the transfer of the Option Shares.

(d)	If the Company fails to exercise its option within said five day period, the Employee may transfer all, but not less than all, of the offered Option Shares to the proposed transferee on the terms set forth in the notice.

(e)	If the proposed transfer described in the notice is not made within sixty (60) days after the date the Employee became free to transfer the offered Option Shares, the right to transfer in accordance with the notice shall expire. In such event, the offered Option Shares may not be transferred except pursuant to a new notice in accordance with this Section or except as otherwise permitted by this Section 8.

(f)	For the purposes of this Section 8, “Disposition” shall mean any assignment, transfer, sale, exchange, conveyance, disposition, pledge, hypothecation, gift, or encumbrance whatsoever, whether voluntary, involuntary, or by operation of law; provided, however, such term shall not include an inter vivos or testamentary transfer of the Option Shares to the spouse or a lineal descendant of the Employee, or to a trust established by the Employee for his benefit or the benefit of his spouse or lineal descendants, if such transferee provides the Company with written consent to be bound by the terms of this Section 8 of this Addendum.

(g)	For the purposes of this Section 8, “Option Shares” shall mean any shares of stock acquired by the Employee through the exercise of any stock options awarded to him pursuant to the terms of the Option Agreements. Option Shares do not include any shares of stock owned by the Employee that were not acquired through the exercise of his stock options as aforesaid.

(h)	Notwithstanding the above, the Right of First Refusal set forth in this Section 8 does not apply to (i) the Disposition of Option Shares through an open market (public) sale in which the likely purchaser is not known to the Employee, or (ii) the Disposition of Option Shares to a transferee that (x) is not the direct or indirect beneficial owner of more than five percent (5%) of the outstanding shares of the Company before the Disposition, or (y) to the Employee’s knowledge, after reasonable inquiry, would thereby become the direct or indirect beneficial owner of more than five percent (5%) of the outstanding shares of the Company.

9. Notices. The notice provision set forth in Section 16.3 of the Employment Agreement is hereby replaced in its entirety by the following new provision. All notices, demands, requests, consents, approvals or other communications (collectively Notices”) required or permitted to be given with respect to the Employment Agreement or this Addendum shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight mail, addressed as follows:

To the Company:	Magellan Petroleum Corporation
Attn: CEO
7 Custom House St., 3rd Floor
Portland, ME 04101
Fax: 207-553-2250

With a copy to:	Patricia A. Peard, Esq.
Bernstein Shur
100 Middle Street
P. O. Box 9729
Portland, ME 04104
Facsimile: 207-774-1127

To the Executive:	William H. Hastings
Magellan Petroleum Corporation
7 Custom House St., 3rd Floor
Portland, ME 04101
Fax: 207-553-2250

With a copy to:	Douglas P. Currier
Verrill Dana, LLP
P.O. Box 586
One Portland Square
Portland, Maine 04112
Facsimile: 207-774-7499

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight mail, on the day after the date of mailing.

10. Actions By the Board. The Company hereby represents that the Board has taken all actions necessary and appropriate in order to authorize and to effectuate the terms and intent of this Addendum.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by its duly authorized Board Chair and the Employee has hereunto set his hand as of the day and year first above written.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ J. Robinson West
Name: J. Robinson West
Title: Board Chair

EMPLOYEE

/s/ William H. Hastings
William H. Hastings